Exhibit 99.1

Socket Mobile Reports Profitable Growth for the Third Quarter and Nine Months ended September 30, 2017

NEWARK, Calif., – October 26, 2017 - Socket Mobile, Inc. (NASDAQ: SCKT), a leading innovator of data capture and delivery solutions for enhanced productivity, today reported financial results for its 2017 third quarter and nine months ended September 30, 2017.

Revenue for the third quarter of 2017 was $5.5 million, an increase of 7 percent compared to revenue of $5.1 million for the same quarter a year ago. Cordless barcode scanner revenue was $5.0 million for the third quarter of 2017, an increase of 8 percent over the same quarter a year ago. Net income before income taxes for the third quarter of 2017 was $754,000 compared to $689,000 a year ago, an increase year over year of 9 percent. Net income for the third quarter of 2017 was $414,000, or $0.06 per fully diluted share, compared to net income of $669,000, or $0.10 per fully diluted share, in the third quarter of 2016, reflecting a change in accounting for income taxes from a full valuation allowance in 2016 to full income tax accruals in 2017. Income tax payments are sheltered by our net operating loss carryforwards in both years. The Company pays minimum Federal and State taxes.

Gross profit margins for the third quarter of 2017 were 55.6 percent, up from margins of 51.5 percent for the third quarter a year ago. Non-cordless products and services in the third quarter of 2017 increased quarterly margins by 2.0 percent.

Operating expenses for the third quarter of 2017 were $2.3 million compared to operating expenses for the same quarter a year ago of $1.9 million, an increase of 19 percent.

For the nine months ended September 30, 2017, revenue was $16.9 million, an increase of 10 percent compared to revenue of $15.4 million for the same period a year ago. Nine month cordless barcode scanner revenue was $16.3 million in 2017 compared to $12.7 million in 2016, a year over year increase of 28 percent. Net income before income taxes for the nine months ended September 30, 2017 was $2.3 million compared to $1.8 million in the year ago period, an increase of 27 percent. Net income for the nine months ended September 30, 2017 was $1.3 million or $0.19 per fully diluted share, compared to net income of $1.7 million, or $0.25 per fully diluted share, in the year ago period. In 2017, the Company changed its accounting method for accounting for income taxes from a full valuation allowance in 2016 to full income tax accruals in 2017. Income tax payments are sheltered by net operating loss carryforwards in both years and the Company pays minimum Federal and State taxes.

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Gross profit margins for the nine months ended September 30, 2017 were 53.7 percent, up from margins of 50.2 percent for the same period in 2016. Operating expenses for the nine months ended September 30, 2017 were $6.7 million, an increase of 15 percent compared to operating expenses of $5.8 million in the same period a year ago.

Cash and cash equivalents were $2.9 million at September 30, 2017 compared to $1.3 million at December 31, 2016. During the third quarter of 2017, the Company converted its four-year subordinated convertible notes plus accrued interest totaling $1.2 million into 972,884 shares of common stock. The Company’s current ratio (current assets divided by current liabilities) at September 30, 2017 increased to 3.7 compared to a current ratio of 1.4 at December 31, 2016. Stockholders’ Equity at September 30, 2017 increased to $19.8 million from $16.2 million at December 31, 2016.

Kevin Mills, Socket Mobile’s President and CEO, commented, “The emerging mobile scanning market that has been our focus is now being tracked by VDC Research. VDC Research has identified three segments. companion barcode scanners; sled/sleeve barcode scanners; and ring barcode scanners. VDC Research has recognized Socket Mobile as a worldwide leader in sales of companion barcode scanners used with business mobile applications running on smart phones and tablets. Currently we do not have any significant share of the sled/sleeve market, but our DuraCase solution is now enabling us to compete for business in this portion of the market.

“Our nine month cordless barcode scanning revenue in 2017 has grown to $16.3 million from $12.7 million last year, a year over year increase of 28%. Our growth is driven by the development and deployment pace of our registered developers who integrate our sophisticated barcode scanning capabilities into their applications. Our mobile application focus is broadening beyond specialty mobile point of sale to manufacturing, transportation, hospitality and health care. Our commitment to our developer community is to provide them with the data capture products they need to serve their customers. Our online reseller distribution channels make our products readily available almost anywhere in the world.

“Profitable growth has strengthened our balance sheet and is providing the working capital we need to support future growth. We thank our stakeholders for their continued support,” Mr. Mills concluded.

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Conference Call

Management of Socket Mobile will hold a conference call and audio web cast today at 2 PM Pacific (5 PM Eastern) to discuss the quarterly results and outlook for the future. The dial-in number for live access to the call is (888) 424-8151 from within the U.S. Passcode is 8483007. From international locations you may obtain a local dial-in number through your web browser at

http://web.meetme.net/r.aspx?p=11&a=UqCokSUBaETdjh. The call will also be carried live and will be available via replay for one year through a link on Socket Mobile’s website at www.socketmobile.com. From the home page, choose “About Us”/“Investor Relations”/“Conference Calls and Events.”

About Socket Mobile, Inc.
Socket Mobile is a leading provider of data capture and delivery solutions for enhanced productivity in workforce mobilization. Socket Mobile’s revenue is primarily driven by the deployment of third party barcode enabled mobile applications that integrate Socket Mobile’s cordless barcode scanners and contactless reader/writers. Mobile Applications servicing the specialty retailer, field service, transportation, and manufacturing markets are the primary revenue drivers. Socket Mobile has a network of thousands of developers who use its software developer tools to add sophisticated data capture to their mobile applications. Socket Mobile is headquartered in Newark, Calif. and can be reached at +1-510-933-3000 or www.socketmobile.com. Follow Socket Mobile on Facebook and Twitter @socketmobile and subscribe to SocketTalk  the company’s official blog.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding new mobile computer and data collection products, including details on the timing, distribution and market acceptance of the products, and statements predicting trends, sales and market conditions and opportunities in the markets in which we sell our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward-looking statements as a result of a number of factors, including, but not limited to, the risk that our new products may be delayed or not rollout as predicted, if ever, due to technological, market, or financial factors, including the availability of necessary working capital, the risk that market acceptance and sales opportunities may not happen as anticipated, the risk that our application partners and current distribution channels may choose not to distribute the new products or may not be successful in doing so, the risk that acceptance of our new products in vertical application markets may not happen as anticipated, and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

Socket Mobile Investor Contact:
David Dunlap
Chief Financial Officer
510-933-3035
dave@socketmobile.com

Socket, DuraScan and SocketScan are trademarks or registered trademarks of Socket Mobile. All other trademarks and trade names contained herein may be those of their respective owners. © 2017, Socket Mobile, Inc. All rights reserved.

Financial tables follow

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Socket Mobile, Inc.

Summary Statements of Operations (Unaudited)

(Amounts in Thousands)

	Three months ended Sept 30,				Nine months ended Sept 30,
	2017		2016		2017		2016
Revenue		$5,475		$5,102		$16,903		$15,358
Cost of revenue		2,429		2,472		7,834		7,642
Gross profit		3,046		2,630		9,069		7,716
Gross profit percent		55.6%		51.5%		53.7%		50.2%
Research and development		874		705		2,529		2,102
Sales and marketing		737		694		2,238		2,064
General and administrative		660		513		1,950		1,652
Total operating expenses		2,271		1,912		6,717		5,818
Operating income		775		718		2,352		1,898
Interest expense, net		21		29		81		103
Net income before income taxes		754		689		2,271		1,795
Income taxes - current		28		12		54		37
Income taxes - deferred		312		8		927		24
Net income		$414		$669		$1,290		$1,734
Net income per share: Basic Diluted	$ $	0.07 0.06	$ $	0.11 0.10	$ $	0.21 0.19	$ $	0.30 0.25
Weighted average shares outstanding: Basic Diluted		6,261 7,130		5,843 7,282		6,048 6,936		5,770 7,182

Reconciliation of GAAP Net Income to Income Before Interest, Taxes, Depreciation and Amortization (EBITDA) (Unaudited)

	Three months ended Sept 30,		Nine months ended Sep 30,
	2017	2016	2017	2016
Net income GAAP	$414	$669	$1,290	$1,734
Interest expense, net	21	29	81	103
Income tax expense	340	20	981	61
Depreciation	77	77	236	210
Stock option compensation expense	112	93	315	244
Net income EBITDA	$964	$888	$2,903	$2,352

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Socket Mobile, Inc.

Condensed Summary Balance Sheets

(Amounts in Thousands)

	September 30, 2017 (Unaudited)	December 31, 2016*
Cash	$2,867	$1,319
Accounts receivable	3,414	2,867
Inventories	2,246	1,538
Deferred costs on shipments to distributors	241	948
Other current assets	446	259
Total current assets	9,214	6,931
Property and equipment, net	524	564
Goodwill	4,427	4,427
Deferred tax assets	8,330	9,589
Other assets	63	76
Total assets	$22,558	$21,587
Accounts payable and accrued liabilities	$1,744	$2,214
Convertible notes payable	—	753
Deferred income on shipments to distributors	634	2,010
Other current liabilities	88	87
Total current liabilities	2,466	5,064
Non-current liabilities	315	353
Total liabilities	2,781	5,417
Common stock	64,710	62,896
Accumulated deficit	(44,933)	(46,726)
Total stockholders’ equity	19,777	16,170
Total liabilities and equity	$22,558	$21,587

*Derived from audited financial statements.

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